================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                             Chittenden Corporation
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    170228100
                     ---------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

CUSIP No.                                                     Page 2 of 11 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons.
         S.S. or I.R.S. Identification
         Nos. of Above Persons:
         John G. Ogilvie
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group:
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization:
         U.S.A.
--------------------------------------------------------------------------------
                        5)   Sole Voting Power:
                             21,486 shares
                        --------------------------------------------------------
Number of Shares        6)   Shared Voting Power:
  Beneficially               0
 Owned by Each          --------------------------------------------------------
Reporting Person        7)   Sole Dispositive Power:
     With:                   21,486 shares
                        --------------------------------------------------------
                        8)   Shared Dispositive Power:
                             0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         21,486
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row 9 Excludes Certain Shares:
         Not Applicable
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9:
         0.08%
--------------------------------------------------------------------------------
12)      Type of Reporting Person:
         IN
--------------------------------------------------------------------------------

CUSIP No.                                                     Page 3 of 11 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons.
         S.S. or I.R.S. Identification
         Nos. of Above Persons:
         Brookside Associates, Inc.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group:
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization:
         New York
--------------------------------------------------------------------------------
                        5)   Sole Voting Power:
                             0
                        --------------------------------------------------------
Number of Shares        6)   Shared Voting Power:
  Beneficially               0
 Owned by Each          --------------------------------------------------------
Reporting Person        7)   Sole Dispositive Power:
     With:                   0
                        --------------------------------------------------------
                        8)   Shared Dispositive Power:
                             0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         0
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row 9 Excludes Certain Shares:
         Not Applicable
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9:
         0.0%
--------------------------------------------------------------------------------
12)      Type of Reporting Person:
         CO
--------------------------------------------------------------------------------

CUSIP No.                                                     Page 4 of 11 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons.
         S.S. or I.R.S. Identification
         Nos. of Above Persons:
         Robert G. Wilmers
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group:
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization:
         U.S.A.
--------------------------------------------------------------------------------
                        5)   Sole Voting Power:
                             367,862 shares
                        --------------------------------------------------------
Number of Shares        6)   Shared Voting Power:
  Beneficially               0
 Owned by Each          --------------------------------------------------------
Reporting Person        7)   Sole Dispositive Power:
     With:                   367,862 shares
                        --------------------------------------------------------
                        8)   Shared Dispositive Power:
                             0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         367,862
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row 9 Excludes Certain Shares:
         Not Applicable
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9:
         1.3%
--------------------------------------------------------------------------------
12)      Type of Reporting Person:
         IN
--------------------------------------------------------------------------------

CUSIP No.                                                     Page 5 of 11 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons.
         S.S. or I.R.S. Identification
         Nos. of Above Persons:
         Bokat, Inc.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group:
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization:
         Panama
--------------------------------------------------------------------------------
                        5)   Sole Voting Power:
                             161,238 shares
                        --------------------------------------------------------
Number of Shares        6)   Shared Voting Power:
  Beneficially               0
 Owned by Each          --------------------------------------------------------
Reporting Person        7)   Sole Dispositive Power:
     With:                   161,238 shares
                        --------------------------------------------------------
                        8)   Shared Dispositive Power:
                             0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         161,238
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row 9 Excludes Certain Shares:
         Not Applicable
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9:
         0.6%
--------------------------------------------------------------------------------
12)      Type of Reporting Person:
         CO
--------------------------------------------------------------------------------

CUSIP No.                                                     Page 6 of 11 Pages

--------------------------------------------------------------------------------
1)       Names of Reporting Persons.
         S.S. or I.R.S. Identification
         Nos. of Above Persons:
         Fondation Rem
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group:
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization:
         Liechtenstein
--------------------------------------------------------------------------------
                        5)   Sole Voting Power:
                             230,625 shares
                        --------------------------------------------------------
Number of Shares        6)   Shared Voting Power:
  Beneficially               0
 Owned by Each          --------------------------------------------------------
Reporting Person        7)   Sole Dispositive Power:
     With:                   230,625 shares
                        --------------------------------------------------------
                        8)   Shared Dispositive Power:
                             0
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person:
         230,625
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row 9 Excludes Certain Shares:
         Not Applicable
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9:
         0.8%
--------------------------------------------------------------------------------
12)      Type of Reporting Person:
         OO
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         Based on the total number of outstanding shares of common stock at February 29, 2000 as reported by Chittenden Corporation, the reporting person(s) are no longer the beneficial owners of more than 5% of Chittenden Corporation's outstanding common stock. Accordingly, Item 5 of this Schedule 13G is hereby amended as follows:

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 10.  Certification and Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 3rd day of May, 2000.
                                                 John G. Ogilvie



                                                 /s/ John G. Ogilvie
                                                 -------------------------------
                                                 John G. Ogilvie

                               Page 7 of 11 Pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 3rd day of May, 2000.
                                                 Brookside Associates, Inc.



                                                 /s/ John G. Ogilvie
                                                 -------------------------------
                                                 John G. Ogilvie, President

                               Page 8 of 11 Pages

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 25th day of May, 2000.


                                                 Robert G. Wilmers


                                                 /s/ Robert G. Wilmers
                                                 -------------------------------
                                                 Robert G. Wilmers

                               Page 9 of 11 Pages

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 25th day of May, 2000.


                                                 Bokat, Inc.



                                                 /s/ Rene Merkt
                                                 -------------------------------
                                                 Rene Merkt, President

                               Page 10 of 11 Pages

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 25th day of May, 2000.


                                                 Fondation Rem


                                                 /s/ Rene Merkt
                                                 -------------------------------
                                                 Rene Merkt, Trustee

                               Page 11 of 11 Pages